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                                                                   Exhibit 99.1


              JEFFERSON BANCSHARES, INC. ANNOUNCES 50% INCREASE IN
               EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2007


Morristown, Tennessee -- (October 25, 2007) - Jefferson Bancshares, Inc. (Nasdaq: JFBI), the holding company for Jefferson Federal Bank, announced net income of $434,000, or $0.07 per diluted share, for the quarter ended September 30, 2007, an increase of 49.7% over net income of $290,000, or $0.05 per diluted share, for the quarter ended September 30, 2006. The increase in net income for the three-month period ended September 30, 2007 was the result of an increase in net interest income and noninterest income combined with a decrease in noninterest expense. Return on average assets and return on average equity for the three months ended September 30, 2007 were 0.52% and 2.35%, respectively, compared to 0.35% and 1.55% for the corresponding period in 2006.

Anderson L. Smith, President and Chief Executive Officer, commented, "We are pleased to report that earnings for the 2008 first quarter increased 50% over last year's first quarter as a result of our ongoing strategic efforts. We experienced strong deposit growth during the quarter that reduced our reliance on other borrowings and should result in a gradual improvement in our overall cost of funds. However, competition for loans and deposits is very intense and the interest rate environment continues to be challenging for financial institutions. We continue to focus on attracting new customer relationships and expanding our banking products and services to satisfy our customers' financial needs."

Net interest income increased $152,000, or 5.5%, to $2.9 million for the quarter ended September 30, 2007 from the corresponding quarter in 2006. The interest rate spread and net interest margin for the quarter ended September 30, 2007 were 2.91% and 3.72%, respectively, compared to 2.84% and 3.62% for the same period in 2006. Interest income increased $277,000, or 5.4%, to $5.4 million for the quarter ended September 30, 2007 primarily as a result of loan growth and higher yields in the loan portfolio. Interest expense increased $125,000, or 5.2%, to $2.5 million for the quarter ended September 30, 2007, primarily due to growth in interest-bearing deposits combined with higher average rates paid on deposits, partially offset by a lower volume and lower rate paid on Federal Home Loan Bank ("FHLB") borrowings.

Noninterest income increased $25,000, or 6.5%, to $412,000 for the quarter ended September 30, 2007 compared to the corresponding 2006 period primarily due to increases in service charges and fees and an increase in gain on sale of foreclosed property that more than offset a decrease in mortgage origination income.

Noninterest expense decreased $97,000, or 3.6%, to $2.6 million for the quarter ended September 30, 2007 compared to the corresponding period in 2006 due to a decrease in compensation and benefits and advertising expense.

Nonperforming assets increased to 0.40% of total assets at September 30, 2007, compared to 0.08% of total assets at September 30, 2006, primarily due to a large commercial relationship that was moved to nonaccrual status during the quarter. Net charge-offs for the three months ended September 30, 2007 were $68,000, or 0.10% of average loans, compared to $28,000, or 0.04% of average

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loans, for the same period in 2006. The allowance for loan losses was $2.0 million, or 0.71% of total gross loans, at September 30, 2007 compared to $2.1 million, or 0.80% of total gross loans at September 30, 2006. The provision for loan losses totaled $68,000 for the three months ended September 30, 2007 primarily as a result of growth in the loan portfolio, compared to no provision for loan losses for the three months ended September 30, 2006.

Total assets at September 30, 2007 were $335.5 million compared to $339.7 million at June 30, 2007. Net loans receivable decreased $2.5 million, or 0.9%, to $272.4 million at September 30, 2007, primarily due to a decline in real estate and consumer loans. Total deposits increased $9.1 million, or 4.2%, to $229.2 million at September 30, 2007 as a result of marketing efforts and certificate of deposit specials. The increase in deposits has reduced our reliance on FHLB advances during the three months ended September 30, 2007. FHLB advances were $31.0 million at September 30, 2007, a decrease of $13.8 million, or 30.8%, compared to $44.8 million at June 30, 2007.

Total stockholders' equity increased $321,000 to $74.0 million at September 30, 2007f. Stock repurchases for the three months ended September 30, 2007 totaled 16,631 shares at an average cost of $11.73 per share. On February 24, 2006, the Company announced its third stock repurchase program in which up to 690,261 shares, or 10% of the Company's outstanding common stock, may be repurchased. At September 30, 2007, 315,945 shares remained eligible for repurchase under the current stock repurchase program. The Company paid a $0.06 per share dividend to shareholders during the quarter ended September 30, 2007 totaling $384,000.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen and Knox Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to:

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prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.


Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421 Jane P. Hutton, Chief Financial Officer 423-586-8421

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                           JEFFERSON BANCSHARES, INC.


                                            AT                      AT
                                     SEPTEMBER 30, 2007      JUNE 30, 2007
                                     ------------------      -------------
                                               (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                            $ 335,457              $ 339,703
Loans receivable, net                     272,353                274,881
Cash and cash equivalents, and
    interest-bearing deposits              10,139                  7,734
Investment securities                      25,503                 27,278
Deposits                                  229,218                220,082
Borrowings                                 31,000                 44,800
Stockholders' equity                       73,965                 73,644




                                        THREE MONTHS ENDED SEPTEMBER 30,
                                            2007                2006
                                 ---------------------   ---------------------
                                 (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income                         $   5,411           $   5,134
Interest expense                            2,510               2,385
Net interest income                         2,901               2,749
Provision for loan losses                      68                   -
Net interest income after
   provision for loan losses                2,833               2,749
Noninterest income                            412                 387
Noninterest expense                         2,569               2,666
Earnings before income taxes                  676                 470
Total income taxes                            242                 180
Net earnings                                  434                 290

SHARE DATA:
Earnings per share, basic               $    0.07           $   0.05
Earnings per share, diluted             $    0.07           $   0.05
Dividends per share                     $    0.06           $   0.06
Weighted average shares:
    Basic                               5,879,990           6,041,551
    Diluted                             5,879,990           6,049,466




                                             THREE MONTHS ENDED SEPTEMBER 30,
                                                 2007                2006
                                      ---------------------   ---------------------
                                                 (Dollars in thousands)
ALLOWANCE FOR LOAN LOSSES:
Allowance at beginning of period              $ 1,955              $ 2,172
Provision for loan losses                          68                    -
Recoveries                                         10                   25
Charge-offs                                       (78)                 (53)
                                            ----------            ---------
Net Charge-offs                                   (68)                 (28)
                                            ----------            ---------
Allowance at end of period                    $ 1,955              $ 2,144
                                            ==========            =========
Net charge-offs to average outstanding
   loans during the period                       0.10%                0.04%




                                        AT                  AT                    AT
                                SEPTEMBER 30, 2007     JUNE 30, 2007     SEPTEMBER 30, 2006
                                ------------------     -------------     ------------------
                                                    (Dollars in thousands)
NONPERFORMING ASSETS:
Nonaccrual loans:
    Real estate                       $ 1,245             $ 251                $ 138
    Commercial business                     -                 -                   50
    Consumer                                6                 -                   17
                                ------------------     -------------     ------------------
       Total                            1,251               251                  205
                                ------------------     -------------     ------------------
Real estate owned                         100               275                   66
Other nonperforming assets                  -                 -                    -
                                ------------------     -------------     ------------------

Total nonperforming assets            $ 1,351             $ 526                $ 271
                                ==================     =============     ==================




                                        THREE MONTHS ENDED         YEAR ENDED
                                        SEPTEMBER 30, 2007       JUNE 30, 2007
                                        ------------------       -------------
PERFORMANCE RATIOS:
Return on average assets                       0.52%                 0.51%
Return on average equity                       2.35%                 2.28%
Interest rate spread                           2.91%                 2.93%
Net interest margin                            3.72%                 3.73%
Efficiency ratio                              77.55%                79.11%
Average interest-earning assets to
  average interest-bearing liabilities       124.98%               125.18%

ASSET QUALITY RATIOS:
Allowance for loan losses as a
  percent of total gross loans                 0.71%                 0.71%
Allowance for loan losses as a
  percent of nonperforming loans             156.27%               778.88%
Nonperforming loans as a percent
  of total loans                               0.46%                 0.09%
Nonperforming assets as a percent
  of total assets                              0.40%                 0.15%
